Exhibit 99.3
Operator
 Ladies and gentlemen, thank you for standing by. Welcome to the Micros Systems, Inc. fourth-quarter 2005 results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Tuesday, August 30, 2005.
I would now like — (technical difficulty) — over to Tom Giannopoulos. Please go ahead, sir.
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Good afternoon, everyone. Thank you for being with us. I understand and apologize that the press release is not out yet for some reason, so I will be a little bit more detailed on the numbers. Of course, the call is to discuss the results for the fourth quarter which ended in June, also the results of our fiscal year 2005, and then of course give you guidance for fiscal year 2006, which commenced in July 1, 2005. I’m here with Gary Kaufman, Tom Patz and Peter Rogers. We will begin with Peter and the disclaimer.
Peter Rogers - Micros Systems, Inc. — VP IR
Thank you, Tom. Good afternoon, ladies and gentlemen. Some of the statements contained in the conference call today are not based on historic fact. Instead, there are forward-looking statements that involve risk and uncertainty. Some of the uncertainties are product demand, market acceptance of products, adverse economic factors, impact of competitive products on pricing and margins, product development delays and technological difficulties. Other risks are identified in Micros fiscal 2004 10-K, which is on file with the Securities and Exchange Commission. Tom?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Thanks, Peter. Of course, if you had the press release, you’d be able to see that the financial results for the quarter and the fiscal year were extremely strong, substantially better than our quarter objectives that we had for the fourth quarter, substantially better than the guidance we gave for the quarter, which was revenue between 155 and 162 and then net income of 14.5 to 16.5. Those are the numbers that we gave you last quarter. Then for the quarter, if I go down the numbers, total revenue was 172 million, versus 142 million from a year ago; that’s a 20.5% increase. Revenue for the year, 12 months, was 597.264 million, which is plus 22.5% increase from the 487.483 million of last year. To give you some additional details on the revenue, hardware revenue was 59.982 million for the quarter; the software revenue was 31.187 million; the service revenue was 80.852 million. The gross margin for the quarter was 87.765 million; that’s 51% versus 73.776 million last year, which is 51.6.
For the year, gross margin was 301.785 million, which is a ratio of 50.5%, versus last year’s 249.109 million, which was 51.1%. Gross margin numbers of course are consistent with our expectations and as you know, they vary from quarter to quarter versus (indiscernible) product mix but again for the year, over the guideline that we have for ourselves of 49 to 50%. From operating expenses, for the quarter, we came in at 60.021 million or 34.9%, versus 51.175 million a year ago, which was 35.8%. For the year, our expenses were 222.910 million, 37.3%, and last year, expenses were at 192.275 million or 39.4%. So from a ratio perspective, the 34.9% for the quarter was the best in probably about four or five years now, and the 37.3% for the year was also a best number for the past four years. Income from operations for the quarter was 27.744 million or 16.1%, versus 22.601 million last year, which was 15.8%. Income from operations for the year came in at 78.875 million or 13.2%, versus 56.834 million last year, which was 11.7%. Income — IBT, income before taxes came in at 28.882 million or 16.8%; that’s the highest in four years. For the year, income from operations, I mean IBT, came in at 81.094 million or 13.6% versus 57.538 million a year ago. Income tax provision for the quarter is 10.732 million; that’s 37% for the quarter, versus 9.091 million last year, and then the taxes for the total fiscal year were 26.761 or 32% versus 23 million or 41% last year. Net income as a result is 18.068 million for the quarter, which is a 45% increase from last year, which was 12.445 million. Then net income for the year came in at 53.660 million, which is a 61.2% over last year’s 33.279. Then as a result, earnings per share on a diluted basis — $0.45 versus the consensus of $0.43. That’s an increase of 40.6% versus last year and $1.35 for the year, which is a 55% increase from last year’s $0.87. I will turn the meeting over to Gary to give you the balance sheet numbers as well.
Gary Kaufman - Micros Systems, Inc. — CFO
Thanks, Tom. Okay, the highlights of the Micros balance sheet are as follows — cash, the cash balance of now $153 million is an increase of $37 million over the March balance and an increase of 62 million over last year end’s cash balance of 91 million. We generated approximately $90 million of cash year-to-date from operating activities while spending 10.2 million on property, plant and equipment, 5.7 million on internally developed software, and 26.8 million on the repurchase of common stock. As to the stock buyback program, Micros purchased $897,200 after-split shares in fiscal year ‘05 for a total of $26.7 million, or an average of $29.85 a share. In the fourth quarter, the purchases totaled 142,418 shares for which we spent 5.177 million or $36.35. Micros also spent 18.5 million on acquisitions in fiscal year ‘05, which included the purchase of JTECH and hold-back payments to the former owner of Datavantage. The company also received $33 million in proceeds from the issuance of stock in fiscal year ‘05. As for Accounts Receivable, they increased approximately 6.6 million from last quarter. The June 30 balance increased to 131.4 million, primarily due to the increased volume of sales in quarter four. The Days Sales Outstanding at the end of the year were 68.8 days, down from 73.3 days at the end of March. Domestic Days Sales Outstanding were 56.4 days and international days sales outstanding were 87 days. The June AR balance of 131.4 million represents 21.9% of total FY ‘05 revenue, a slight increase from the 20.7% at last year end. As for inventory, the net inventory balance was 42.7 million in June, down approximately $2 million from last quarter. Inventory turns increased to 6.7 turns, our best in several years. At June 30, 2004, the turns were 6.5. Prepaid expenses and other current assets stand at 28.9 million, down 4.7 million from March. However, there are $12.7 million higher than last year end, primarily resulting from refundable income taxes due to Micros from both the countries of Germany and the United States. Goodwill of 91.3 million increased approximately 9 million over last year, primarily due to the JTECH acquisition. Accrued expenses and other current liabilities of 75.6 million increased approximately 9.2 million from last quarter and 16.9 million from last year end. Both increases are due to increased accruals for compensation and related taxes and increased customer cash deposits.
Now, a few other items I’d like to discuss and that is, first off, FAS 123R, which is accounting for based payments, better known as stock options, under the current rules, Micros must issue GAAP income statements which include the expensing of granted but unvested stock options beginning in September ‘05 quarter. Micros plans to use the Black-Scholes model to calculate the fair value. Our current calculations indicate that the effect on FY ‘06 will be between $0.15 and $0.20 per share for approximately $0.04 per quarter. Our plan, starting next quarter, is to issue two income statements each quarter. One will be under GAAP and the other one will be pro forma without the stock option adjustment, which will allow for consistent comparisons to make it easier for you to compare how we’re doing this year and how we did last year.
The next item — as you know, we have had our first 404 review this year, which in reality is not completed until we issued the 10-K on September 13. That said, I am pleased to report that, to date, Micros has no material weaknesses to report. Additionally, PriceWaterhouse continues to audit the tax rate, but we don’t foresee any impact on the earnings per share or of course on revenue or anything like that.
One last point — the gross margins in quarter four were as follows — because I know everybody asks this — for hardware, the dollars were 20.853 million or 34.8%; software was 26.330 million or 84.4%; service was 40.583 million or 50.2%; and the total, as Tom told you, was 87.766 million or 51%. The total year gross margins were — hardware, 64.436 million or 33.6%; software, 83.548 million or 78.5%; service was 153.8 million or 51.4% for a total of $301.784 million or 50.5%. R&D capitalization for quarter four was 1.323 million for the total year was 5.744 million.
Tom, back to you.
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Thanks. In summary, fiscal year 2005 was a very successful year. We signed up many new customers, some of them which we released in press releases. We had many new product introductions, and we had some important milestones through the year. As far as fiscal year 2006 guidance is concerned, our guidance for revenue is between 660 to 670 million. As far as net income on a pre-FAS 123 basis, the net income is between 64 million and 66 million from a net income perspective.
I will take questions now, please.
QUESTIONS AND ANSWERS
Operator
Thank you. (OPERATOR INSTRUCTIONS). Brad Reback from CIBC World Markets.
Brad Reback - CIBC World Markets — Analyst
Just real quickly, the first question on the guidance that you’ve laid out for ‘06. If you look at the midpoint of the range which you guys put up here in fiscal ‘05, it’s implying about 11% year-over-year growth. That’s — (technical difficulty) — sort of the longer-term target you’ve laid out growing the business to $1 billion a few years out. Can you help us reconcile that?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
We are always conservative with our numbers, as you probably know. Last year this time, we said growth rate from a revenue perspective was going to be 7.8% or thereabouts from the 487 to the 525 million, which was the guidance last year. This year, of course, we’ve raised that to closer to 12%; that is from 597 to the midrange, as you talked about, 665. Under the conservative approach that we take and also the price of oil nowadays and so forth, I think our number tends to be on the conservative side but that’s where we would like it to be.
Brad Reback - CIBC World Markets — Analyst
So Tom, when you look at your business, since we’re so far into the first quarter here, you talked about some of these macro issues out there. Is there anything you’ve seen in the first two months of the first quarter that would lead us to believe the business is slowing in any appreciable way?

Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
We haven’t seen anything different in the first quarter other than Biloxi, Mississippi unfortunately, where we were installing one of the casinos there, which has to be — which 50% was destroyed and it has to be rebuilt. But that’s not an appreciable number of revenue stream for us. Everything else looks normal.
Brad Reback - CIBC World Markets — Analyst
Okay. When you look at the first two months of this quarter, are you off to a better start this first quarter than you were last first quarter?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Obviously, because we’ve raised from 7, 8% to 12%, so we feel a little bit better about this year than we did last year.
Brad Reback - CIBC World Markets — Analyst
(technical difficulty).
Unidentified Speaker
(technical difficulty) — for tax rate going for next year?
Gary Kaufman - Micros Systems, Inc. — CFO
Okay, the tax rates that I told you a quarter ago for the total year was 32%. Through all the audit work and that that was done by PriceWaterhouse and ourselves, we determined that the rate was 33% for the year. In order to go up 1 percentage point for the year, we had to go from about where we thought 34% for the quarter to 37 and change. That said, I would forecast next year anywhere between 32 and 33%.
Unidentified Speaker
Okay. Can you talk a little bit about your service gross margin? I know it went down little bit, a little bit lower than your intended target. Do you think that’s temporary? Where do you see the long-term gross margin for your services? Thank you.
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
The margin is down a little bit because we have an appreciable number of Intercontinental IHG hotels installations, and as a result, we are using contractors for that work, which means we are losing a little bit of the gross margin because obviously we pay the contractors a little bit higher than the cost rate of our own employees. Absence of that, normally the service gross margins should be in the between 52-53-54 range.
Unidentified Speaker
May I have a follow-up question to that? Previously, you stated that (indiscernible) growth rate is kind of dependent on the ability to hire people. Given the fact that your hiring consultant is (inaudible) are you limited somewhat by ability to hire good people to implement your solutions?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
We’re not limited. Everybody’s limited, obviously. I mean, good talent is rare but IHG has asked us to — in the fourth quarter had asked us to accelerate some of the installations. To do that, we had to go out and hire contracting employees and then train them, which is a loss of productive hours. Hence, the gross margin for the service was diluted a little bit. But from a point of view of where we are today, one of the things that we had to do is do some installations for IHG, for properties that had a competitive product that they dropped, let’s say; and we had to do those, so we had to hire the additional. From an ongoing basis, we have the resources that we need, absence of that spike that we had on IHG.
Operator
Corey Tobin from William Blair & Company.
Corey Tobin - William Blair & Co. — Analyst
Nice quarter. A couple of questions, if I could, please? It seems like we’ve seen a lot of strength on the restaurant side — or let me rephrase that; it seems like we’ve seen a lot of strength on the hardware side of the business for the last couple of quarters here. I’m just wanting to get a feeling. Is that an indication that the restaurant side remains strong? Along with that, can you just comment on which of the two pieces of business really contributed the outperformance this quarter?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Well, number one, one of the reasons for the additional hardware revenue of course is because of JTECH, because all of their business is hardware. I think if you were to compare between the two businesses, obviously because of IHG and some other customers around the world, the hotel business — let’s say it’s more robust at this particular time, not that the restaurant business is below par but of the two businesses, to answer your question directly, hotels contributed the most.
Corey Tobin - William Blair & Co. — Analyst
When you look at the numbers you’re seeing and when you look at some of the results you’re seeing out of the restaurant companies in the last couple of months, is there — I guess some of the comp numbers are coming in a little bit lighter than some of the analysts would like to see. Does that concern you at all? Are you hearing any feedback from the restaurants regarding a slowdown in same-store comp as potentially pressuring your business as you look out beyond ‘06?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Obviously, I would like to say it doesn’t matter, but of course it does. But at this particular time, we are signing up new customers on the restaurant side that we didn’t have before, so at least for the foreseeable future, the next four or five months, we don’t see any effect on our business.
Corey Tobin - William Blair & Co. — Analyst
Okay. When you look at the — I guess the midpoint of your range is 11 or 12% or so for topline growth in ‘06. Can you give us a feeling for, between the restaurant business and the hotel business, what the respective growth rates are for each of the two segments?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
We don’t have that specifically because North America is a mix of restaurants and hotels. If you go to Asia-Pacific, EMEA and so forth, we don’t have; we have a subsidiary in the UK that sells restaurants and hotels and retail at this particular time, so we see a lot of activity with our customers on the hotel side that had Version 6, the old Fidelio product, finally making a decision to convert over to OPERA. Those initiatives would start with international; they would merit international, which we have announced, with Fairmont Hotels and Four Seasons, all those initiatives, Intercontinental, are basically at this particular time in full — let’s say full force. We will continue to do that for probably the next 18 months to 2 years.
Corey Tobin - William Blair & Co. — Analyst
What do you think now? If you could comment, what do you think is driving the strength on the restaurant side of the business? What is driving people to upgrade systems? Is it gift cards or is there something else out there that’s going on?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
It’s all those; it’s gift cards; they’ve had all the products that they are converting over to newer things; it’s hosting environment for businesses that they didn’t have before. We have a hosting datacenter down on our second — fourth floor here, so all of those, and of course, in our case, new customers that we’re going after, which in the past, especially on the QSR side, Pizza Hut and so forth, which in the past we didn’t have a good product for those applications. Starbucks International, Subway continues in the U.S., and we will begin an initiative for those stores internationally as well, all of those factors.
Corey Tobin - William Blair & Co. — Analyst
Are you seeing good traction with MyMicros.net?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Yes.
Corey Tobin - William Blair & Co. — Analyst
Finally, two housekeeping ones, probably for Gary if I could? What share count do you think is an appropriate level to use as we look at 2006? Then also, can you give us the revenue split, please, between maintenance and services? Thanks.
Gary Kaufman - Micros Systems, Inc. — CFO
Okay, the share count that I would use is about 40.600 million as an average for the year. It will drop down a bit in the first quarter because we did buy back a lot of stock in the first quarter here. In fact, we bought back 365,000 shares. I did not say that earlier, so that’s what — that will affect it, so that will bring it down over the fourth quarter.
Peter Rogers - Micros Systems, Inc. — VP IR
And Corey, it’s Peter. The maintenance service revenue for the quarter was 42.403 million, the highest ever, and the non-maintenance revenue was 38.449, which brings you the total 888.52.
Operator
Randy Scherago of First Albany.
Randy Scherago - First Albany Corp. — Analyst
Congratulations. I’m off-site, so I didn’t see sort of the press release. Is there a breakout that you could give on the mix of restaurant, hotel and retail? In addition, there was some mention that, six months ago or a year ago, about the hospital market actually starting to improve for you or potential products there. Then the second question was international versus U.S. split. Then the third question, could you just give some granularity on the operating expenses as far as SG&A, R&D, and depreciation and amortization in the fourth quarter?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Okay, I will start with the second question about the USA versus international. Gary?
Gary Kaufman - Micros Systems, Inc. — CFO
Okay, domestic for the quarter was 58.8% domestic, 41.2% international. That’s what that one was.
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
From a point of view of the restaurant, hotel and retail, we don’t have those specifically. You know, the hotel business unit -and it’s not an accurate representation, because we sell hotels all over — OPERA all over the world, so we don’t have those particular numbers specifically. From a point of view of the operating expenses, Gary will give you the details.
Gary Kaufman - Micros Systems, Inc. — CFO
Yes. Okay, as far as SG&A goes, let’s see. SG&A was 51 million; R&D was 6.536 million; depreciation and amortization, 2.485 million.
Randy Scherago - First Albany Corp. — Analyst
The retail business about a year ago was about 30 million and change; I guess your target was to get it to around 60 or 70 million in the next 18 months. Are you approaching that?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
I can tell you that the retail business this year was over 40 million and we are beginning to — we have a new Java product; we’ve got two large contracts. Have we announced those? Ritz Camera was announced before; there is another one with a jeweler in the U.S., which we haven’t announced yet. We’ve started to get orders internationally. We have three or four different orders in Mexico; we have four or five different orders in the Asia-Pacific region, including Hugo Boss in Japan, which we have installed. We’ve gotten four or five different orders in the EMEA region, including Hugo Boss in Italy as well. So from the point of view of our strategic initiative that we had and the purpose of acquiring Datavantage couple years ago, I would say we are substantially on target.
Randy Scherago - First Albany Corp. — Analyst
Last year, the restaurant business was around 280 million. Can you give us sort of a softball figure of like how big the restaurant business was this year?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
About 340 Peter tells me. But you know, Randy, we can get that number, exact number for you.
Randy Scherago - First Albany Corp. — Analyst
Okay. Additionally, have you heard anything yet on the Hyatt deal? I know you guys were short-listed. Is there any progress on that? Also, how far along are you now as far as starting up the MGM Mirage deal?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Hyatt has not made a decision yet and from the information that we have, they are not going to make any decision until probably October. However, you know, we have done four of their properties in the U.S., as we’ve said before, so that is a good indication. As you know, we are the exclusive vendor for Hyatt International for the international properties and we’re doing X number of them this calendar year.
From the MGM Mirage, we went live on July 12 with the OPERA reservation package system, which we replaced whatever system that they had before. That went very, very well. That was with Treasure Island as being the first one (indiscernible) so they are taking reservations, using OPERA reservation. The plan is to do about one casino per quarter over the next seven to eight quarters, nine quarters. Of course, that depends on them substantially versus us. So the first milestone was a great success.
Randy Scherago - First Albany Corp. — Analyst
Last question — I apologize for taking so much time. The recent hurricane — it didn’t affect that many hotels or casinos in the Southeast that you had installations at, but how do you think it affects the restaurant business?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Well, I did mention before that it did affect the Hard Rock Casino, which was going to open, as a matter of fact, next week, and the Hard Rock restaurant, which was supposed to open today as a matter of fact. Yesterday, I was supposed to be traveling there for the opening. So at least one property that we know. At this particular time, we cannot really communicate with anybody there. We have a dealer in — it’s a very successful dealer in New Orleans;

we can’t even get in touch with the principles. We’ve sent e-mails at one time or another with various things, but at the end of the day, obviously, unfortunately as it may be, there will be some additional business for us because the people have to replace their systems.
Randy Scherago - First Albany Corp. — Analyst
So, like in six months’ time, you get a surge of new business orders?
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
I don’t think it’s going to be significant, really.
Randy Scherago - First Albany Corp. — Analyst
Okay, thank you.
Operator
Mr. Giannopoulos, there are no further questions at this time.
Tom Giannopoulos - Micros Systems, Inc. — Chairman, President, CEO
Well, thank you very much, everyone. We will talk to you again in October. Thank you.
Operator
Ladies and gentlemen, that does conclude the conference call for today. We thank you for participation and ask that you please disconnect your lines.